Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 of Heritage Financial Group (SEC File Numbers 333-135915 and 333-130291) of our report dated April 7, 2010, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K of Heritage Financial Group for the years ended December 31, 2009 and 2008.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia
April 9, 2010